Exhibit 10.4

GREAT LAKES DREDGE & DOCK CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

pursuant to the

2007 LONG-TERM INCENTIVE PLAN

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into by and between Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Corporation”), and Jonathan W. Berger (the “Participant”), effective as of March 9, 2016 (the “Award Date”).

1.Award of Restricted Stock Units.  The Corporation hereby grants to the Participant and the Participant hereby accepts an Award of [Number of Shares Granted] Restricted Stock Units (the “RSUs”), subject to the terms and conditions set forth in this Agreement.  An RSU represents the Corporation’s unfunded and unsecured promise to issue one share of common stock of the Corporation (“Stock”) at the dates set forth in this Agreement.  The Participant’s rights with respect to the RSUs are governed by the Plan (as defined herein) and this Agreement and the Participant has no rights with respect to the RSUs other than the rights of a general creditor of the Corporation.  The number of shares of Stock issuable in respect of an RSU is subject to adjustment in accordance with the Plan.

2.Governing Plan.  This Award is granted pursuant to the Corporation’s 2007 Long-Term Incentive Plan (the “Plan”), which is incorporated herein for all purposes.  Capitalized terms used but not otherwise defined herein have the meanings as set forth in the Plan.  The Participant agrees to be bound by the terms and conditions of the Plan, which control in case of any conflict with this Agreement, except as otherwise specifically provided for in the Plan.

3.Dividend Equivalents.  In the event that the Corporation declares a dividend on its Stock prior to the Conversion Date (as defined in Section 6), with respect to the RSUs that vest pursuant to Section 5, the Corporation shall pay to the Participant, within thirty (30) days of the Conversion Date (subject to Section 17, if applicable), an amount in cash equal to the aggregate dividends that would have been paid on such RSUs during the period between the Award Date and the Conversion Date had they been converted into the same number of shares of Stock and held by the Participant on the record date of such dividend (the “Dividend Equivalents”).  No Dividend Equivalents shall be paid prior to the Conversion Date and no Dividend Equivalents shall be paid at any time with respect to RSUs that are forfeited pursuant to Section 5 below.

4.Restrictions on Transfer.  The RSUs may not be transferred, alienated, assigned, pledged, hypothecated or encumbered, in any way, whether voluntarily or involuntarily or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceeding (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

5.Vesting.

(a)

Except as may be accelerated as set forth in the Plan or as set forth below, and except as may be accelerated as set forth in any employment or consulting agreement between the Participant and the Corporation or an Affiliated Entity, the RSUs shall vest in three equal portions, on the first, second and third anniversaries of the Award Date (the “Vest Date”) if the Participant is continuously employed by the Corporation or an Affiliated Entity through such vesting date.

(b)	Upon the Participant’s Termination due to death or Disability (as defined below), to the extent not previously forfeited, the RSUs shall be fully vested.
(c)

Upon the Participant’s Termination due to Retirement (as defined below), to the extent not previously forfeited, the RSUs shall vest on the date of Termination; provided however, if the Participant’s Termination due to Retirement occurs prior to December 31, 2016, then the number of RSUs that shall vest shall be prorated and determined based on the product of (A) the lesser of (i) the number of days served during 2016 plus 90, divided by 366, and (ii) one; times (B) the number of RSUs subject to the Agreement.  Any RSUs which do not vest in accordance with the formula shall be forfeited.  The Participant shall not be entitled to receive any Dividend Equivalents on forfeited RSUs.

(d)

Upon a Change in Control, the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) may elect, in its sole discretion, to accelerate the vesting of some or all of the RSUs in accordance with the terms of the Plan.  No provision of this Agreement shall require the Committee to accelerate such vesting upon a Change in Control or any other event.

(e)

To the extent any RSUs have not vested upon the Participant’s Termination for any reason other than death, Disability or Retirement, those RSUs shall be immediately forfeited upon such Termination, except as may be otherwise provided in this Section 5(e), below.  The Participant shall not be entitled to receive any Dividend Equivalents on forfeited RSUs, whether such forfeiture is immediate or as set forth below.  If an employment or consulting agreement provides for some degree of accelerated vesting conditioned on the Participant signing a release, separation agreement or other post-Termination conduct, the forfeiture of the unvested portion of the RSUs will be held in abeyance until the period for signing the release or separation agreement (and not rescinding it) or such other post-Termination conduct expires, at which point a determination will be made by the Corporation or an Affiliated Entity as to whether the requirements for accelerated vesting have been met.  If the criteria for accelerated vesting have been met, in the sole discretion of the Corporation or the Affiliated Entity, the Conversion Date for that portion of the RSUs shall be 60 days after the date of the Participant’s Termination; provided, however, in the event the Participant satisfies the Rule of 75 at the time of such Termination, the Conversion Date shall be the next regularly scheduled Vest Date.

6.Definitions.

“Affiliated Entity” shall mean, with respect to any entity, any other entity directly or indirectly controlling, controlled by or under common control with such first entity.  For these purposes, “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management policies of an entity by reason of ownership of voting securities, by contract or otherwise.  A reference to an Affiliated Entity includes a reference to an Affiliate.

“Disability” shall mean the Participant becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Code Section 22(e)(3).

“Retirement” shall have the meaning set forth in any employment or consulting agreement between the Participant and the Corporation or an Affiliated Entity; provided, however, if (i) a uniform definition of Retirement is not used either within a single agreement or across multiple employment or consulting agreements between the Participant and the Corporation or an Affiliated Entity, (ii) there is no such agreement, or (iii) such agreement does not define Retirement, Retirement shall mean a Participant’s Termination, other than for Cause, which meets all of the following criteria.

1.

The sum of (x) the continuous full years of Service by the Participant to the Corporation or an Affiliated Entity and (y) the attained age in full years of the Participant on the date of the Participant’s Termination total no less than 75 (the “Rule of 75”).  A leave of absence which is agreed to between the Corporation and the Participant in writing for medical reasons or for military service shall not constitute a break in Service for this purpose.  For example, a Participant was born on June 27, 1963, and started full-time employment with the Corporation on July 1, 1990, and works continuously as an Employee until a Termination on December 31, 2016.  This Participant’s full years of Service are 26 years and his or her attained age on the date of Termination is 53 years.  The total is 79, so the Participant satisfies the Rule of 75.

2.

The Participant signs a Restrictive Covenant Agreement in anticipation of his Retirement, if the Corporation requests that he do so, within the timeframe given to the Participant to sign by the Corporation.

3.

The Participant gives his direct supervisor, or in the case of the Chief Executive Officer, the Board of Directors, at least two months’ prior notice of his Retirement, or if the Participant is an officer of the Corporation, three months’ prior notice of his Retirement.

“Restrictive Covenant Agreement” shall mean an agreement between the Corporation or an Affiliated Entity and the Participant, in a form satisfactory to the Corporation or the Affiliated Entity, governing confidentiality, non-solicitation of customers and/or employees, non-competition and/or similar matters, which may be a free-standing agreement or contained in an employment, consulting or other written agreement, and which may be entered into subsequent to the date of this Agreement.  In no event will any non-competition or non-solicitation provision contained within the Restrictive Covenant Agreement extend beyond the three-year anniversary of the Participant’s Termination due to Retirement.

7.Conversion of RSUs into Stock.  On the Conversion Date (as defined below), the vested RSUs shall be converted into an equivalent number of shares of Stock that will be issued to the Participant, or in the event of the Participant’s death, the Participant’s beneficiary.  Within 30 days after the Conversion Date, the Company shall deliver the shares, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.  Subject to Section 17, the “Conversion Date” shall be determined in accordance with the following:

(a)

In the event of the Participant’s death or Disability prior to March 9, 2019, the Conversion Date shall be the date of the Participant’s Termination due to death or Disability, as applicable; provided, however, in the event the Participant satisfies the Rule of 75 at the time of a Termination due to Disability, the Conversion Date shall be the next regularly scheduled Vest Date;

(b)

In the event of a Change in Control prior to March 9, 2019 in which the Committee elects to accelerate the vesting of some or all of the RSUs, the Conversion Date with respect to such RSUs shall be, to the extent permitted under Section 409A of the Code, the date that a Change in Control occurs, if such Change in Control meets the requirements of the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation contained in the regulations promulgated under Code Section 409A;

(c)

In the event of the Participant’s Termination due to Retirement prior to March 9, 2019, the Conversion Date shall be the next Vest Date, but only to the extent the RSUs vest on such Vest Date in accordance with Section 5(c);  and

(d)

In the event that none of the events described in the foregoing clauses (a), (b) or (c) occur prior to March 9, 2019 or to the extent Section 409A prohibits the settlement of the RSUs under clause (b) and except to the extent provided in the last sentence of Section 5(e), above, the Conversion Date shall be the regularly scheduled Vest Dates, but only to the extent the RSUs vest on such Vest Date.

8.Tax Withholding.  All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes.  The Corporation may either require the Participant to remit to the Corporation an amount sufficient to satisfy such tax withholding requirements or, in the discretion of the Committee, the Corporation may withhold the minimum number of shares of Stock sufficient to satisfy all or a portion of such tax withholding requirements.  To the extent the Corporation does not elect to withhold shares of Stock sufficient to satisfy the tax withholding requirements, subject to the terms of Section 10.6 of the Plan, the Participant may satisfy such withholding obligations in shares of Stock;  provided that the Participant will be deemed to have instructed and authorized the Corporation or its delegate for such purpose to sell on the Participant’s behalf a whole number of shares of Stock as the Corporation or its delegate determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum tax withholding obligation.  In such case, the Participant will be responsible for all brokerage fees and other costs of sale, and the Participant agrees to indemnify and hold the Corporation harmless from any losses, costs, damages or expenses relating to such sale.

9.Administration.  The Plan and this Agreement shall be administered and may be definitively interpreted by the Committee, and the Participant agrees that the decisions of such Committee concerning administration and interpretation of the Plan and this Agreement shall be final, binding and conclusive on all persons.

10.Notices.  Any notice or other communication required or permitted under the Plan must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense.  Notice will be deemed given (i) when delivered personally, or (ii) if mailed, three days after the date of deposit in the United States mail or (iii) if sent by overnight courier, on the regular business day following the date sent.  Notice to the Participant should be sent to the address set forth on the Corporation’s records.  Either party may change the address to which the other party must give notice under this Agreement by giving the other party written notice of this change in accordance with the procedures discussed in this Section 10.

11.Not An Employment Contract.  This Award will not confer on the Participant any right with respect to continuance of employment with the Corporation or any Affiliated Entity, nor will it interfere in any way with any right the Corporation or any Affiliated Entity would otherwise have to terminate or modify the terms of such Participant’s employment at any time.

12.Unfunded Status of the Plan.  The Plan is unfunded.  The Corporation is not required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any benefits under the Plan.  With respect to any payments not yet made to the Participant or shares of Stock not yet delivered to the Participant under this Agreement, the Participant shall have no rights greater than those of a general unsecured creditor of the Corporation.

13.Amendment.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Corporation without the consent of any other person.

14.Governing Law.  To the extent not preempted by Federal law, the Plan and this Agreement will be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles.  If any provision of this Agreement will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to) this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal courts located therein (should Federal jurisdiction exist).

15.Securities Law Requirements.  If at any time the Committee determines that issuing shares of Stock would violate applicable securities laws, the Corporation will not be required to issue shares of Stock.  The Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. The Committee may require the Participant to make written representations it deems necessary to comply with applicable securities laws.  No person who acquires shares of Stock under this Agreement may sell the shares of Stock, unless he or she makes an offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the shares of Stock to be sold, or there is an exemption from the registration requirements of the Securities Act.  The Participant’s right to resell the shares of Stock will be subject to all Federal and state securities laws, including SEC Rule 144, and subject to the Corporation’s policy on securities trading and disclosure of confidential information.

16.Award Subject to Recoupment.  This award and any payment or shares of Stock delivered pursuant to this award may be subject to forfeiture, recovery by the Corporation or other action pursuant to any clawback or recoupment policy which the Corporation may adopt from time to time, including without limitation any such policy which the Corporation may be required to adopt under Section 304 of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

17.Code Section 409A.  This Agreement is intended to be a “nonqualified deferred compensation arrangement” that complies with the provisions of Code Section 409A and the regulations thereunder and this Agreement shall be interpreted and operated consistent with such intent.  Accordingly, all provisions of this Agreement shall be construed in a manner consistent with avoiding taxes or penalties under Code Section 409A, including:

(a)

a Termination shall not be deemed to have occurred for purposes of any provision of this Agreement providing for any payment or distribution upon or following a Termination unless such Termination is also a “separation from service” within the meaning of Code Section 409A and Treas. Reg. §1.409A-1(h) and, for purposes of any such provision of this Agreement, references therein to a “termination,” “termination of employment” or like terms shall mean “separation from service”; and

(b)

if the Participant is a “specified employee” (as described in Treas. Reg. §1.409A-1(i), with such classification to be determined in accordance with the methodology established by the Corporation), any payment or distribution made under this Agreement pursuant to the Participant’s “separation from service” shall be made on the date that is six months following the Participant’s “separation from service” to the extent required by Code Section 409A and the interpretive guidance thereunder or, if earlier, the date of the Participant’s death.

18.Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties through electronic means or methods shall be deemed to be their original signatures for all purposes.

[Signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Corporation by its duly authorized officer, and by the Participant in acceptance of the above-mentioned Award, subject to the terms and conditions of the Plan and of this Agreement, all effective as of the day and year first above written.

CORPORATION:

GREAT LAKES DREDGE & DOCK CORPORATION,

a Delaware corporation

By: ___ /s/ Kathleen M. LaVoy _______________

Kathleen M. LaVoy
Interim Chief Legal Officer

PARTICIPANT:

/s/ Jonathan W. Berger

  Jonathan W. Berger